FINAL

Company Contact:	CCG Investor Relations:
Renhuang Pharmaceuticals, Inc.	Ms. Lei Huang, Account Manager
Ms. Portia Tan, IR Contact	Phone: +1-646-833-3417 (New York)
Tel: 86-451-5392-5461	Email: lei.huang@ccgir.com
Email: ir@renhuang.com	Website: www.ccgirasia.com

Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com

For Immediate Release

Renhuang Reports Second Quarter 2010 Results
• Sales grew 39% while net income rose 63% year-over-year
• Management reiterates fiscal 2010 guidance

Harbin, China – June 7, 2010 – Renhuang Pharmaceuticals, Inc. (Pink Sheets: RHGP) (“Renhuang” or the “Company”), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and traditional Chinese medicines (“TCM”), today announced its financial results for the second quarter ended April 30, 2010 and affirmed financial guidance for fiscal year 2010.

Second Quarter Fiscal 2010 Highlights and Recent Events

•	Net sales grew 39.0% year-over-year to $12.1 million.
•	Gross profit increased 44.5% to $6.2 million from $4.3 million in 2009 while gross margin increased to 51.4% from 49.4% a year ago
•	Net income rose 63.0% to $3.4 million or $0.09 per diluted share, as compared to $2.1 million or $0.06 per diluted share in 2009
•	New products, Banlangen Granules and Compound Honeysuckle Granules, accounted for nearly $3.7 million in sales in the quarter
•	Appointed three new independent directors, strengthening corporate governance practices

“Renhuang continued to deliver robust growth in the second quarter of fiscal 2010 with strong increases in revenue and earnings,” said Mr. Shaoming Li, the Chairman and CEO of Renhuang. “We are pleased with the rapid market acceptance of our recently introduced products, Banlangen Granules and Compound Honeysuckle Granules, which were key drivers behind the sales growth and margin expansion to-date. Our operating leverage remained robust in the second quarter with a nearly 400 basis point operating margin increase year-over-year despite higher operating expenses.”

Second Quarter Fiscal 2010 Results

For the second quarter ended April 30, 2010, net sales were $12.1 million, up 39.0% from $8.7 million in the same quarter last year.  The sales increase was largely driven by strong growth in sales of the Company’s recently introduced products, Banlangen Granules and Compound Honeysuckle Granules, and an increase in the net average selling price (ASP) of other products. Banlangen Granules and Compound Honeysuckle Granules accounted for 27.2% of gross sales in the quarter, as compared to 20.2% in the first quarter of fiscal 2010.  Excluding Banlangen Granules and Compound Honeysuckle Granules, net ASP rose 5.1% year-over-year in the second quarter of fiscal 2010, which included lower average sales rebate.

Gross profit in the quarter increased 44.5% to $6.2 million, as compared to $4.3 million for the same period of 2009. Gross margin for the quarter ended April 30, 2010 increased to 51.4% from 49.4% in the comparable fiscal 2009 quarter. The year-over-year margin expansion was mainly due to lower sales rebates and higher average selling prices of several of the Company’s products.

Operating expenses for the second quarter of fiscal 2010 were $2.8 million, as compared to $2.2 million in the same period last year. Sales and marketing expenses rose to $1.3 million from $1.1 million. The spending increase reflected Renhuang’s ongoing distribution network expansion, including penetration into new rural markets, and direct-to-consumer TV advertising to promote product brand awareness. General and administrative expenses increased 63.0% to $1.0 million, primarily as a result of an increase in warrant expenses related to professional service contracts

Operating income in the fiscal 2010 quarter was $3.4 million, up 63.0% from $2.1 million in the 2009 quarter. Operating margin increased significantly year-over-year to 28.3% from 24.1%, with sales growth and gross margin expansion more than offsetting higher operating spend. The Company did not incur income tax expenses as its subsidiary registered in the PRC has been granted a tax holiday for fiscal 2010. For the second quarter ended April 30, 2010, net income grew 63.0% to $3.4 million, or $0.09 per diluted share, from $2.1 million, or $0.06 per diluted share, in the prior year period.

First Half Fiscal 2010 Results

Total revenue for the six month period ended April 30, 2010 was $29.2 million, an increase of 30.0% from $22.5 million for the first six months in fiscal 2009. Year-over-year growth was mainly due to the introduction of Banlangen Granules and Compound Honeysuckle Granules in late 2009, and an increase in ASP across the rest of the product portfolio.

Gross profit in the first half of fiscal 2010 rose 35.4% to $15.7 million, representing a gross margin of 53.7% as compared to 51.6% in the first half of fiscal 2009. Operating income grew 29.1% year-over-year to $10.8 million. In the first six months of fiscal 2010, net income was $10.8 million or $0.29 per diluted share, up from $8.4 million or $0.24 per diluted share in the first six months of fiscal 2009.

Financial Condition

As of April 30, 2010, Renhuang had $23.4 million in cash and cash equivalents. Working capital was $40.4 million with a current ratio of 17.4x, as compared to $32.0 million and 12.9x as of October 31, 2009. The Company had no debt on its balance sheet. At the end of the second quarter of 2010, shareholders’ equity was $61.1 million, as compared to $50.5 million at the end of fiscal 2009.

Cash flow from operating activities was $19.3 million for the six months ended April 30, 2010, as compared to $4.2 million during the same period in the prior year. The cash flow increase was primarily attributable to an increase in net income and a decrease in trade receivables that reflected a change in credit terms and more aggressive receive collection efforts year-over-year. Average days sales outstanding fell to 118 days in first half of fiscal 2010 from 186 in the first half of fiscal 2009.

Recent Events

In April 2010, Renhuang announced several major initiatives that further strengthened the Company’s corporate governance practices, including the appointment of three new independent directors to its board of directors.  With the addition of the independent board members, the Company also established a nominating and compensation committee. This represented a major step in the Company’s active efforts to meet the requirements to move to a senior exchange during the fiscal year.

Additionally in May 2010, Renhuang engaged the global leader in Sarbanes-Oxley Section 404 (“SOX 404”) compliance consulting, PricewaterhouseCoopers (“PWC”), to assist the Company in establishing and maintaining its SOX 404 compliance program. Renhuang’s management team remains committed to work with PWC to further strengthen the Company’s internal controls, corporate governance and risk management procedures.

During the second quarter of fiscal 2010, Renhuang entered into a purchase agreement to acquire two office floors for approximately $5.6 million cash. The new office space, intended to become the Company’s new headquarters, is already housing some of Renhuang’s offices for administrative and human resources functions. Of the total purchase price, $3.9 million was paid in April 2010 as a deposit with the remaining $1.7 million due by December 20, 2012.

Outlook – Affirming Fiscal 2010 Guidance

Renhuang is affirming its fiscal 2010 guidance for net sales in the range of $54.7-$55.6 million, which represents a 26% to 28% increase over reported revenues of $43.4 million in fiscal year 2009. The Company continues to expect fiscal 2010 net income, excluding any non-cash, non-operating gains and expenses (such as the change in fair market value of warrant liability), to be in the range of $18.6-$18.9 million, up 26% to 28% from net income of $14.8 million in fiscal year 2009.

Third quarter sales and net income are historically modestly lower as compared to those in the first two quarters due to seasonality of Renhuang’s product portfolio. Demand for the Company’s products often peak in the fourth quarter, which represents the start of the flu season.

In the second half of fiscal 2010, Renhuang continues to expect the commercial launch of its Qing Re Jie Du Oral Liquid, a TCM for the treatment of influenza and upper respiratory infections, and Badger Oil, a natural medicine for the treatment of burns. The new product introductions and continued market penetration of Renhuang’s current product portfolio are expected to drive revenue growth for the remainder of fiscal 2010. The Company anticipates gross margin to remain above 50% during second half of fiscal 2010. Operating expenses are expected to increase in the second half of the fiscal year, with higher sales and marketing expenses to support new product roll out and increased R&D expenses as the development pipeline advances and grows.

”Renhuang completed a very strong first half performance with significant momentum for the remainder of fiscal 2010,” added Mr. Li. “Increased market acceptance of our portfolio of natural products and introduction of new products are expected to continue the Company’s strong pace of growth in the coming quarters. In addition to focusing on organic growth, Renhuang continues to actively evaluate external growth opportunities, including the potential acquisition of complementary operations and overseas expansion.”

Conference Call

The Company will host a conference call at 9:00 a.m. ET on Tuesday, June 8, 2010 to discuss the second quarter 2010 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-812-1464. International callers should dial +1 706- 902-4248. The conference ID number for the call is 79282265.

If you are unable to participate in the call at this time, a replay will be available from Tuesday, June 8, 2010 at 10:00 a.m. Eastern Time, through Tuesday, June 22, 2010. To access the replay, dial 800-642-1687. International callers should dial +1 706-645-9291. The conference ID number for the replay is 79282265.

ABOUT RENHUANG PHARMACEUTICALS, INC.

Renhuang Pharmaceuticals, Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and TCM, in the People's Republic of China. All of the Company's products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang. The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China. Company Website: http://www.renhuang.com ..

Safe Harbor Statement

This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s beliefs, assumptions and expectations of the Company’s future operations and economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company’s ability to achieve its financial guidance, ability to list its shares on a senior stock exchange, ability to manage expansion of its operations effectively, competition in the marketing and sales of its products, and other factors detailed in the Company’s annual report on Form 10-K and other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

- Financial Tables Follow -

RENHUANG PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three months ended April 30,		Six months ended April 30,
	2010	2009	2010	2009
	US$	US$	US$	US$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales, net	12,092,506	8,702,878	29,225,120	22,472,875

Cost of goods sold	(5,877,856)	(4,402,550)	(13,530,494)	(10,883,043)

Gross profit	6,214,650	4,300,328	15,694,626	11,589,832

Operating and administrative expenses:
Sales and marketing	1,265,319	1,119,855	2,404,300	1,417,945
General and administrative	974,825	597,740	1,791,794	1,219,773
Research and development	570,557	494,202	722,921	605,980
Total operating expenses	2,810,701	2,211,797	4,919,015	3,243,698

Income from operations	3,403,949	2,088,531	10,775,611	8,346,134

Other income:
Interest income	15,699	10,022	27,166	19,150
Income from operations before income tax expenses	3,419,648	2,098,553	10,802,777	8,365,284

Income tax expenses	-	-	-	-
Net income	3,419,648	2,098,553	10,802,777	8,365,284

Earnings per common stock- Basic	0.09	0.06	0.29	0.24
Earnings per common stock - Diluted	0.09	0.06	0.29	0.24

Weighted average common stock outstanding
Basic	37,239,536	35,096,680	37,239,536	35,096,680
Diluted	37,917,140	35,096,680	37,724,214	35,096,680

RENHUANG PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2010	October 31, 2009
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	23,391,609	8,111,514
Trade receivables, net	14,900,545	23,203,410
Due from related parties	-	130,199
Inventory, net	2,934,928	3,024,016
Deposits	1,462,887	-
Prepayments	-	89,281
Other receivables, net	164,566	102,613
Total current assets	42,854,535	34,661,033

Property and equipment, net	2,164,720	2,352,163

Deposits	18,557,480	16,137,000

Total assets	63,576,735	53,150,196

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current liabilities:
Accounts payable	279,063	369,329
Value added tax payable	498,090	1,186,642
Accrued employee benefits	1,339,371	1,136,267
Warranty liability	342,770	-
Total current liabilities	2,459,294	2,692,238

Shareholders’ equity
Preferred stock (no par value, 1,000,000 shares authorized; none issued and outstanding as of April 30, 2010 and October 31, 2009)	-	-
Common stock ($0.001 par value, 100,000,000 shares authorized; 37,239,536 issued and outstanding as of April 30, 2010 and October 31, 2009)	37,240	37,240
Additional paid-in capital	7,613,119	7,596,525
Common stock warrants	496,732	496,732
Reserves	3,372,697	3,372,697
Accumulated other comprehensive income	3,207,770	3,367,659
Retained earnings	46,389,883	35,587,105
Total shareholders’ equity	61,117,441	50,457,958

Total liabilities and shareholders’ equity	63,576,735	53,150,196

RENHUANG PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended April 30,
	2010	2009
	US$	US$
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	10,802,777	8,365,284
Adjustments to reconcile net income to operating activities:
Depreciation of property and equipment	181,076	177,224
Warrants issued for services	342,770	-
Share compensation	16,594	-

Changes in assets and liabilities:
Decrease (increase) in trade receivables	8,238,225	(4,458,764)
Decrease (increase) in due from related parties	129,841	(448,118)
Decrease in inventory, net	80,613	569,231
Decrease in prepayments	89,036	33,659
(Increase) decrease in other receivables, net	(62,244)	80,803
Decrease in accounts payable	(89,235)	(77,331)
Decrease in value added tax payable	(685,259)	(270,979)
Increase in accrued employee benefits	206,296	216,565
Net cash provided by operating activities	19,250,490	4,187,574

Cash flows from investing activities:
Purchase of property and equipment	-	(16,212)
Deposits for office properties	(3,928,614)	-
Net cash used in investing activities	(3,928,614)	(16,212)

Effect of exchange rate changes on cash	(41,781)	6,215

Net increase in cash and cash equivalents	15,280,095	4,177,577
Cash and cash equivalents, beginning of year	8,111,514	9,747,693
Cash and cash equivalents, end of year	23,391,609	13,925,270

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	-	-
Interest paid during the year	-	-